Exhibit 99.1

Clearwater Paper Reports Second Quarter 2016 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 21, 2016--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2016.

The company reported net sales of $436.7 million for the second quarter of 2016, down 1.8% compared to net sales of $444.6 million for the second quarter of 2015. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2016 were $20.9 million, or $1.21 per diluted share, compared to $15.6 million, or $0.81 per diluted share, for the second quarter of 2015. Excluding certain items identified in the attached reconciliations to GAAP, second quarter 2016 adjusted net earnings were $23.5 million, or $1.37 per diluted share, compared to second quarter 2015 adjusted net earnings of $14.2 million, or $0.74 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $62.2 million for the second quarter of 2016. Adjusted EBITDA for the quarter was $66.3 million, up 31.0% compared to second quarter 2015 Adjusted EBITDA of $50.7 million. The increase in EBITDA and Adjusted EBITDA was due primarily to the absence of scheduled major maintenance at the company’s Arkansas pulp and paperboard mill in the second quarter of 2016, compared to approximately $7 million incurred during the second quarter of 2015, lower input costs for energy, chemicals and employee benefits, and receipt of a net $2.8 million in partial reimbursement of previously incurred costs related to performance issues with the recovery boiler at the Arkansas mill during the second quarter of 2013 through the first quarter of 2015 timeframe, all of which was partially offset by lower paperboard pricing.

“Clearwater Paper delivered an outstanding second quarter in terms of net earnings and by exceeding the high end of our outlook for Adjusted EBITDA,” said Linda Massman, president and CEO. “Our strong performance was primarily driven by productivity improvements, lower input costs in the pulp and paperboard business and maintaining healthy inventory and customer service levels for consumer products. We completed a successful first half of 2016 by keeping a sharp focus on implementing strategic capital investments and operational efficiencies throughout the company.

“Through the second quarter, we have purchased 835,031 shares at an average price of $42.12, as part of our $100 million stock repurchase program we announced last December. Our stock repurchase program reflects our confidence in future cash generation capabilities and a commitment to return capital to shareholders,” said Massman.

SECOND QUARTER 2016 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $247.9 million for the second quarter of 2016, up 3.6% compared to second quarter 2015 net sales of $239.4 million. This increase was due to growth in total tissue volume and a richer product mix that included a 10.7% growth in retail tons sold.

On a GAAP basis, the segment had operating income of $18.5 million, compared to operating income of $17.0 million in the second quarter of 2015. Adjusted operating income of $19.1 million for the second quarter of 2016 was up $2.6 million compared to the same period in 2015, after adjusting for $0.5 million and $0.7 million of costs in the second quarters of 2016 and 2015, respectively, related to the previously announced Long Island, New York facility closure. Also included in adjusted operating income for the second quarter of 2015 was the recognition of a $1.3 million net gain due to the settlement of the working capital escrow account associated with the sale of the company’s former specialty tissue mills. The improved results in the most recent period were driven primarily by lower input costs for external pulp and energy, which were primarily offset by increased transportation costs due to customer mix.

  Total tissue sales volumes of 99,123 tons in the second quarter of 2016 increased by 3.0% and converted product cases shipped were 13.2 million, up 0.8%, each compared to the second quarter of 2015.
  Average tissue net selling prices increased 0.5% to $2,494 per ton in the second quarter of 2016, compared to the second quarter of 2015, due to improved product mix and a price increase introduced in the second half of 2015.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $188.8 million for the second quarter of 2016, down 8.0% compared to second quarter 2015 net sales of $205.2 million. The decrease was primarily due to lower paperboard pricing. Operating income for the quarter increased $12.2 million to $40.0 million, compared to $27.8 million for the second quarter of 2015, primarily due to the absence of approximately $7 million of scheduled major maintenance costs at the Arkansas pulp and paperboard mill, lower input costs for chemicals, energy, employee benefits and transportation, and the previously discussed partial reimbursement of costs related to the recovery boiler at the Arkansas mill.

  Paperboard sales volumes decreased 2.9% to 199,132 tons in the second quarter of 2016, compared to the record level 204,983 tons in the second quarter of 2015.
  Paperboard net selling prices decreased 4.9% to $948 per ton compared to the second quarter of 2015.

Taxes

The company's GAAP tax rate for the second quarter of 2016 was a provision of 36.3% compared to 35.8% in the second quarter of 2015. On an adjusted basis, the second quarter 2016 tax rate was 36.2%. The company expects its annual GAAP and adjusted tax rates to be approximately 37% for 2016.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the second quarters of 2016 and 2015, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted operating income, and adjusted tax rate. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share, operating income and income tax provisions, as determined in accordance with GAAP, are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company's stock repurchase program, cash flow generation, return of capital to shareholders and expected tax rate for 2016. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in customer product preferences and competitors’ product offerings; the loss of or changes in prices in regards to a significant customer; cyclical industry conditions; changes in the cost and availability of wood fiber and wood pulp; inability to successfully implement the company’s operational efficiencies and expansion strategies; changes in transportation costs and disruptions in transportation services; customer acceptance, timing and quantity of purchases of the company’s tissue products; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; labor disruptions; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in expenses and required contributions associated with the company’s pension plans; reliance on a limited number of third-party suppliers for raw materials; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
Net sales	$436,671	100%	$444,558	100%	$873,875	100%	$878,584	100%
Costs and expenses:
Cost of sales	(361,851)	83%	(384,347)	86%	(730,498)	84%	(774,179)	88%
Selling, general and administrative expenses	(34,655)	8%	(28,138)	6%	(65,450)	7%	(57,095)	6%
Total operating costs and expenses	(396,506)	91%	(412,485)	93%	(795,948)	91%	(831,274)	95%
Income from operations	40,165	9%	32,073	7%	77,927	9%	47,310	5%
Interest expense, net	(7,396)	2%	(7,774)	2%	(15,039)	2%	(15,556)	2%
Earnings before income taxes	32,769	8%	24,299	5%	62,888	7%	31,754	4%
Income tax provision	(11,905)	3%	(8,702)	2%	(23,578)	3%	(10,400)	1%
Net earnings	$20,864	5%	$15,597	4%	$39,310	4%	$21,354	2%
Net earnings per common share:
Basic	$1.22		$0.82		$2.27		$1.11
Diluted	1.21		0.81		2.26		1.10
Average shares outstanding (in thousands):
Basic	17,066		19,082		17,293		19,205
Diluted	17,234		19,294		17,386		19,384

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$9,395	$5,610
Restricted cash	2,270	2,270
Short-term investments	—	250
Receivables, net	143,061	139,052
Taxes receivable	744	14,851
Inventories	248,934	255,573
Other current assets	7,659	9,331
Total current assets	412,063	426,937
Property, plant and equipment, net	881,975	866,538
Goodwill	209,087	209,087
Intangible assets, net	17,517	19,990
Pension Assets	1,555	596
Other assets, net	4,535	4,221
TOTAL ASSETS	$1,526,732	$1,527,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$208,292	$220,368
Current liability for pensions and other postretirement employee benefits	7,559	7,559
Total current liabilities	215,851	227,927
Long-term debt	569,371	568,987
Liability for pensions and other postretirement employee benefits	86,465	89,057
Other long-term obligations	42,873	46,738
Accrued taxes	1,516	1,676
Deferred tax liabilities	127,762	118,118
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	537,616	530,414
Accumulated other comprehensive loss, net of tax	(54,722)	(55,548)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,526,732	$1,527,369

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$39,310	$21,354
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	43,174	41,640
Equity-based compensation expense	7,716	2,019
Deferred tax provision (benefit)	8,674	(2,480)
Employee benefit plans	(2,561)	1,438
Deferred issuance costs on long-term debt	419	446
Disposal of plant and equipment, net	—	272
Non-cash adjustments to unrecognized taxes	(160)	(979)
Changes in working capital, net	(13,394)	29,309
Changes in taxes receivable, net	14,107	1,255
Excess tax benefits from equity-based payment arrangements	(148)	(1,459)
Funding of qualified pension plans	—	(3,179)
Other, net	(722)	(1,726)
Net cash flows from operating activities	96,415	87,910

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	250	(10,000)
Additions to plant and equipment	(57,394)	(55,538)
Proceeds from sale of assets	—	507
Net cash flows from investing activities	(57,144)	(65,031)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(35,168)	(37,148)
Borrowings on revolving credit facility	477,169	—
Repayments of revolving credit facility borrowings	(477,169)	—
Payment of tax withholdings on equity-based payment arrangements	(466)	(3,048)
Excess tax benefits from equity-based payment arrangements	148	1,459
Other, net	—	(8)
Net cash flows from financing activities	(35,486)	(38,745)
Increase (decrease) in cash and cash equivalents	3,785	(15,866)
Cash and cash equivalents at beginning of period	5,610	27,331
Cash and cash equivalents at end of period	$9,395	$11,465

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
Segment net sales:
Consumer Products	$247,912	57%	$239,391	54%	$492,930	56%	$474,567	54%
Pulp and Paperboard	188,759	43%	205,167	46%	380,945	44%	404,017	46%
Total segment net sales	$436,671	100%	$444,558	100%	$873,875	100%	$878,584	100%

Operating income (loss):
Consumer Products	$18,544	46%	$17,032	53%	$36,934	47%	$29,427	62%
Pulp and Paperboard	40,032	100%	27,754	87%	75,195	96%	43,948	93%
	58,576		44,786		112,129		73,375
Corporate	(18,411)	46%	(12,713)	40%	(34,202)	44%	(26,065)	55%
Income from operations	$40,165	100%	$32,073	100%	$77,927	100%	$47,310	100%

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net earnings	$20,864	$15,597	$39,310	$21,354
Add back:
Interest expense, net	7,396	7,774	15,039	15,556
Income tax provision	11,905	8,702	23,578	10,400
Depreciation and amortization expense	22,024	20,632	43,174	41,640
EBITDA[1]	$62,189	$52,705	$121,101	$88,950

Directors' equity-based compensation expense (benefit)	$3,610	$(1,457)	$4,336	$(1,927)
Costs associated with Long Island facility closure	533	735	965	1,289
Costs associated with labor agreement	—	—	—	1,730
Gain associated with the sale of the specialty mills	—	(1,331)	—	(1,462)
Adjusted EBITDA[2]	$66,332	$50,652	$126,402	$88,580

[1]	EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.
[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

GAAP net earnings	$20,864	$15,597	$39,310	$21,354
Special items, after-tax[1]:
Directors' equity-based compensation expense (benefit)	2,335	(998)	2,800	(1,323)
Costs associated with Long Island facility closure	345	504	622	887
Costs associated with labor agreement	—	—	—	1,197
Gain associated with the sale of the specialty mills	—	(912)	—	(1,003)
Adjusted net earnings[2]	$23,544	$14,191	$42,732	$21,112

GAAP net earnings per diluted share	$1.21	$0.81	$2.26	$1.10
Special items, after-tax[1]:
Directors' equity-based compensation expense (benefit)	0.14	(0.05)	0.16	(0.07)
Costs associated with Long Island facility closure	0.02	0.03	0.04	0.05
Costs associated with labor agreement	—	—	—	0.06
Gain associated with the sale of the specialty mills	—	(0.05)	—	(0.05)
Adjusted net earnings per diluted share[2]	$1.37	$0.74	$2.46	$1.09

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Consumer Products:
Net sales	$247,912	$239,391	$492,930	$474,567
GAAP operating income	18,544	17,032	36,934	29,427
Depreciation and amortization expense	14,203	13,438	27,962	26,415
Consumer Products EBITDA[1]	$32,747	$30,470	$64,896	$55,842
Costs associated with Long Island facility closure	533	735	965	1,289
Costs associated with labor agreement	—	—	—	814
Gain associated with the sale of the specialty mills	—	(1,331)	—	(1,462)
Consumer Products Adjusted EBITDA[2]	$33,280	$29,874	$65,861	$56,483
Consumer Products EBITDA margin[3]	13.2%	12.7%	13.2%	11.8%
Consumer Products Adjusted EBITDA margin[4]	13.4%	12.5%	13.4%	11.9%

Pulp and Paperboard:
Net sales	$188,759	$205,167	$380,945	$404,017
GAAP operating income	40,032	27,754	75,195	43,948
Depreciation and amortization expense	6,449	6,737	12,816	14,048
Pulp and Paperboard EBITDA[1]	$46,481	$34,491	$88,011	$57,996
Costs associated with labor agreement	—	—	—	916
Pulp and Paperboard Adjusted EBITDA[2]	$46,481	$34,491	$88,011	$58,912
Pulp and Paperboard EBITDA margin[3]	24.6%	16.8%	23.1%	14.4%
Pulp and Paperboard Adjusted EBITDA margin[4]	24.6%	16.8%	23.1%	14.6%

[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Consumer Products:
Net sales	$247,912	$239,391	$492,930	$474,567
GAAP operating income	18,544	17,032	36,934	29,427
Costs associated with Long Island facility closure	533	735	965	1,289
Costs associated with labor agreement	—	—	—	814
Gain associated with the sale of the specialty mills	—	(1,331)	—	(1,462)
Consumer Products Adjusted operating income[1]	$19,077	$16,436	$37,899	$30,068
Consumer Products operating margin	7.5%	7.1%	7.5%	6.2%
Consumer Products Adjusted operating margin[2]	7.7%	6.9%	7.7%	6.3%

Pulp and Paperboard:
Net sales	$188,759	$205,167	$380,945	$404,017
GAAP operating income	40,032	27,754	75,195	43,948
Costs associated with labor agreement	—	—	—	916
Pulp and Paperboard Adjusted operating income[1]	$40,032	$27,754	$75,195	$44,864
Pulp and Paperboard operating margin	21.2%	13.5%	19.7%	10.9%
Pulp and Paperboard Adjusted operating margin[2]	21.2%	13.5%	19.7%	11.1%

[1]	Segment Adjusted operating income excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Income Tax Provision
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

GAAP income tax provision	$(11,905)	$(8,702)	$(23,578)	$(10,400)
Special items, after-tax:
Directors' equity-based compensation (expense) benefit	(1,275)	459	(1,536)	604
Costs associated with Long Island facility closure	(188)	(231)	(343)	(402)
Costs associated with labor agreement	—	—	—	(533)
Gain associated with the sale of the specialty mills	—	419	—	459
Adjusted income tax provision[1]	$(13,368)	$(8,055)	$(25,457)	$(10,272)
Adjusted income tax provision rate[1,2]	36.2%	36.2%	37.3%	32.7%

[1]	Adjusted income tax provision and Adjusted income tax provision rate exclude the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	The Adjusted income tax provision rate is defined as [Adjusted income tax provision / (Adjusted income tax provision + Adjusted net earnings)].

CONTACT:
Clearwater Paper Corporation
News media
Matt Van Vleet, 509-344-5912
or
Investors
Robin Yim, 509-344-5906